UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2011

AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5397	22-1467904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 974-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, Automatic Data Processing Inc. (the “Company”) and Mr. Carlos Rodriguez entered into an employment letter agreement (the “Employment Agreement”) pursuant to which Mr. Rodriguez will serve as President and Chief Executive Officer of the Company for a three-year term beginning November 8, 2011.  Mr. Rodriguez will receive an annual base salary of not less than $800,000, and be eligible for an annual bonus based on performance objectives pre-established by the Compensation Committee for each fiscal year, with a target bonus of 160% of base salary; provided, that Mr. Rodriguez’s target bonus for fiscal year 2012 will be $1,280,000 (without proration).  Mr. Rodriguez will also continue to participate in all compensation and benefit plans and arrangements that are generally available to other Company executives in accordance with their terms as in effect from time to time.

At the next regularly scheduled meeting of the Compensation Committee in January 2012, Mr. Rodriguez will receive a stock option grant of 40,000 shares as previously determined by the Compensation Committee, plus an additional special stock option grant of 150,000 shares.  These stock options will vest ratably in 25% increments on each of the first four anniversaries of the grant date, and otherwise in accordance with the terms of such grants.

If Mr. Rodriguez’s employment is terminated for any reason other than “for cause” (as defined in the Employment Agreement), and other than due to death, disability or his own resignation, he will be entitled to receive the following severance benefits, subject to his delivery of an irrevocable release of claims against the Company:  (i) an amount equal to 2.6 times his annual base salary then in effect, payable in monthly installments over 12 months, and (ii) his annual bonus for the fiscal year of termination of employment, which he would have otherwise received had his employment not been terminated, based upon his (and to the extent applicable, the Company’s) actual full-year performance as determined by the Compensation Committee, prorated to reflect the portion of the fiscal year worked. Mr. Rodriguez will be entitled to continue to participate in the Company’s Change in Control Severance Plan for Corporate Officers (the “CIC Plan”), and, in the event of a “change in control” of the Company  and a subsequent “qualifying termination” (as such terms are defined in the CIC Plan), then he will be entitled to the greater of the benefits and payments under the CIC Plan (based on a severance benefit multiple of 200% (reduced to 150% if the qualifying termination occurs during the third year after the change in control)) and the Employment Agreement.

Mr. Rodriguez has agreed, while employed and for a period of 24 months thereafter, not to compete with the Company, not to solicit the Company’s clients or bona fide prospective clients as of the date of his termination of employment, and not to solicit or hire the Company’s employees or former employees within one year after the date they cease to be an employee of the Company.  Mr. Rodriguez has also agreed to be bound by customary covenants relating to confidentiality, intellectual property and return of property.

The above description of the Employment Agreement is qualified in its entirety by a copy of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.           Financial Statements and Exhibits.

(d)            Exhibits

The following exhibits are filed as part of this Report on Form 8-K:

Exhibit Number	Description
10.1	Letter Agreement, dated as of December 14, 2011, between Automatic Data Processing, Inc., and Carlos Rodriguez (Management Contract)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2011

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President

Exhibit Index

Exhibit Number	Description
10.1	Letter Agreement, dated as of December 14, 2011, between Automatic Data Processing, Inc., and Carlos Rodriguez (Management Contract)